Exhibit 10.30

February 3rd, 2015 Dear Kate:

The following letter outlines an offer to join Definitive Healthcare in the capacity of Director of Product Strategy. I personally look forward to working with you to build our product, our brand and our client base in the healthcare community.

Your compensation package will be comprised of the following:

1)
Annual salary of $115,000
2)
Bonus - You will be eligible to receive a bonus based on the performance of the Company Any bonus will be pro-rated for a partial work year and will only be paid to employees that are employed at the time of payment of the Bonus which will typically be January 15u1 of the following year although that is subject to change depending on the company's ability to close out the previous year and determine appropriate bonuses. For 2015. your bonus plan will be as follows:

Comoanv Revenue	Bonus
Under $12.SM	$0
$12.SM $13.4M	$5,000
$13.4M $14.lM	$10,000
$14.lM $14.6M	$15,000
Greater than $14.6M	$25,000

3)
Upon starting as a full time employee, if you select to utilize the company health insurance plan, the company will pay a portion of your premiums based upon the current reimbursement policy of the company. Currently the company reimburses 100% of the costs of an individual portion of the policy. There is a two month waiting period to join the company health insurance plan.
4)
In addition, you will be entitled to participate in insurance, 40l(k), pension, and other benefits provided to other employees of the Company to the extent that any applicable plan criteria make you eligible to participate.
5)
Upon starting as a full time employee, you will be entitled to three weeks of vacation per year (pro-rated for your first year). No vacation will be carried over across calendar years.
6)
You will also be entitled to substantially the same number of holidays, sick days and other benefits as are generally allowed to other employees of the Company in accordance with the Company policy.

In addition, as a condition of your employment with the Company, you will be required to sign the Company's Noncompetition, Assignment of Inventions, Nondisclosure and Nonsolicitation and Non-Compete Agreements. We may also perform a background check due to the sensitive nature of some of our work.

You will be an at-will employee and as such you will be free to resign your employment with the Company at any time upon reasonable notice and the Company may terminate your employment at any tune as well.

Sincerely,

/s/ Jason Krantz

Jason Krantz

CEO

Agreed:

/s/ Kate Shamsuddin

Employee